Exhibit 10.78

AMENDED AND RESTATED

NORTEL NETWORKS LIMITED (THE “CORPORATION”)

DIRECTORS’ REMUNERATION AND RETIREMENT COMPENSATION

(Amended to reflect changes effective January 14, 2009)

All information contained in this summary has been previously disclosed, or will be disclosed, in public filings of the Corporation.

	US Dollars
CHAIRMAN OF THE BOARD FEE:	$75,000 per annum

ANNUAL CASH BOARD RETAINER*:	$150,000 per annum	(1)

COMMITTEE MEMBER RETAINERS:	$12,500 per annum	(2)
Audit Committee (2)
Pension Fund Policy Committee
Compensation and Human Resources Committee (3)

COMMITTEE CHAIRMAN RETAINER	$15,000 per annum	(4)

Note:

1.	Payable over four fiscal quarters

2.	If on same Nortel Networks Corporation Committee (NNC), Committee member retainer is $6,250 per annum

3.	Joint Committee of the Board of Directors of the Corporation and NNC

4.	If Chairman of same NNC Committee, Chairman retainer is $7,500 per annum

DIRECTORS’ DEFERRED SHARE COMPENSATION PLAN (THE “PLAN”)

The payment of fees may, at the election of the director, be deferred under the Nortel Networks Limited Directors Deferred Share Compensation Plan (the “Plan”). Directors are entitled to elect to receive all or a portion of their fees in the form of share units under the Plan (entitling the Directors to receive an equal number of common shares of Nortel Networks Corporation), with the remainder of such fees to be paid in cash. The share units will be settled subject to and in accordance with the Plan upon a Director’s retirement from the Board of Directors.

*On January 14, 2009, The Canadian Court in the Companies Creditors Arrangement Act proceedings (the “CCAA Proceedings”) granted an order providing that the Corporation and NNC’s directors are entitled to receive remuneration in cash on a current basis at current compensation levels (less an overall $25,000 reduction) notwithstanding the terms of or elections made under the Plan or the equivalent NNC Plan. The $25,000 reduction is reflected above in the annual cash board retainer.

Note:

1.	Directors fees are paid in quarterly installments at the end of each calendar quarter.

2.	Directors’ fees generally are not payable to Directors who are salaried employees of NNC, the Corporation or of any of its or their subsidiaries.

RETIREMENT COMPENSATION

DOES NOT APPLY TO DIRECTORS ELECTED AFTER JANUARY 1, 1996

Each non-employee director who shall have retired on or after April 1, 1982 shall be paid retirement compensation comprising (1) a base element equal to a portion of the board retainer paid at the date of retirement and (2) an indexed element equal to a portion of any excess of the current board retainer from time to time over the board retainer paid at the date of retirement, as follows:

	Base Retirement Compensation*	Indexed Retirement Compensation**
For directors who retired on or after April 1, 1984	75%	56.25%
For directors who retired prior to April 1, 1984	50%	37.5%

For non-employee directors who retired on or after April 1, 1987, retirement compensation shall be paid in U.S. funds.

*	75% of US$27,500 or 75% of the Board retainer fee payable when Director so ceased to hold office as such, whichever is greater;

**	Percentage of excess of prevailing Board retainer over Board retainer at date of retirement.

The retirement compensation shall be paid, during the lifetime of the director or their surviving spouse, for a period equal to the duration of the director’s tenure as a member of the board of directors of the Corporation or ten (10) years, whichever may be the shorter. The Corporation’s obligations with respect to retirement compensation are currently being reviewed in the context of the CCAA Proceedings.